Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 100 to Registration Statement No. 333-111986 on Form N-1A of our report, each dated November 25, 2015, relating to the financial statements and financial highlights of RBC SMID Cap Growth Fund, RBC Small Cap Core Fund and RBC Small Cap Value Fund, each a series of RBC Funds Trust, appearing in the Annual Report to Shareholders on Form N-CSR of RBC Funds Trust for the year ended September 30, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 18, 2016